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                                                                    EXHIBIT 21


                 Subsidiaries of The Colonial BancGroup, Inc.
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           Colonial Bank, an Alabama banking corporation.

           Colonial Bank of Tennessee, a Tennessee bank.

           The Colonial BancGroup Building Corporation, an Alabama corporation.


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